Exhibit 99

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Senior Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS 2003 FULL YEAR AND FOURTH QUARTER RESULTS

Improved Asset Quality and Growth in Deposits and Loans Highlight 2003

EUGENE, OR, January 21, 2004 –– Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the full year and fourth quarter ended December 31, 2003.

2003 Financial Results:

For the year 2003, net income was $6.8 million, up strongly from the $3.4 million reported for 2002. Earnings per diluted share for 2003 were $0.99 compared to $0.51 per diluted share for 2002. Net income for 2002 was negatively impacted by previously announced increases in the provision for loan losses and certain executive severance expenses. Operating revenue, consisting of net interest income plus noninterest income, was $27.2 million for 2003, up $3.3 million or 14% over 2002 as the bank achieved increases in both interest income and noninterest income. Net interest income for 2003 was $22.2 million, up $2.5 million over the prior year, largely as a result of growth in loans and higher loan fee income. Return on average assets and return on average equity for 2003 were 1.70% and 17.18%, respectively, compared to the 1.02% and 9.56%, respectively, that were reported for 2002.

Per share data for the prior year fourth quarter and full year results were retroactively adjusted to reflect the 4-for-3 stock split declared during the third quarter of 2003. In addition, the company changed its method of reporting merchant bankcard processing fees. During the fourth quarter the company began netting interchange processing expenses against merchant bankcard income. Previously, the company reported interchange processing fees as a component of noninterest expense. As a result, all prior period reported results for non-interest income and non-interest expense have been re-classified to reflect this method of financial reporting to enable consistent presentation of the financial results. This reporting change had no impact on net income or earnings per share, however, the re-classifications within the line items “non-interest income” and “non-interest expense” impacts certain ratios commonly used by investors and others in assessing bank performance.

“The year 2003 was a year of growth and expansion, enhancement of our credit administration and success in bringing Pacific Continental’s banking services to greater numbers of community based businesses, professional service groups and not-for-profit organizations,” said Hal Brown, president and CEO of Pacific Continental Corporation. “Despite a jobless recovery in the economy and a challenging interest rate environment, we consistently achieved our goals during the year. We were certainly challenged at times by a few loan problems, but we met and resolved those challenges in a direct and forthright manner.

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Pacific Continental experienced compression in its net interest margin during 2003 due to the generally low interest rate environment. Although the bank’s cost of funds declined throughout the year, earning assets yields, principally loans, declined at a faster pace resulting in this margin compression. As a percentage of earning assets, the bank’s interest margin was 6.01% for 2003 compared to 6.44% for 2002. This remains a strong ratio and differentiator for Pacific Continental, which has historically achieved net interest margins well above the FDIC reported figure for peer banks.

During 2003 the bank made provisions for loan losses of $0.9 million compared to $5.7 million for 2002. Net charge offs during 2003 were $0.3 million compared to charge offs of $4.7 million for 2002. The allowance for loan losses at December 31, 2003 was $5.2 million, or 1.47% of outstanding loans, compared to 1.33% at year end 2002. During the fourth quarter the bank sold the last hotel property that had been classified as “other real estate”. This transaction completes the disposition of all hospitality real estate properties that had been subject to prior foreclosure actions and write-offs discussed in previous 2002 and 2003 releases.

Nonperforming assets, net of government guarantees, at year-end were $2.2 million, 0.52% of total assets, compared to $5.8 million, 1.54% of total assets, at year-end 2002. Management continues to actively monitor these assets and the entire loan portfolio and will take appropriate actions to protect shareholder interests. Management believes that the bank’s current reserves are sufficient and that future provisions are expected to support loan growth and reflect the ongoing business conditions.

Fourth Quarter Results:

Net income for the fourth quarter 2003 was $1.8 million, up 12% from the $1.6 million net income reported for 2002. Earnings per diluted share were $0.26 for the current quarter compared to $0.24 for the prior year fourth quarter. Return on assets and return on equity for the current quarter were 1.69% and 17.05%, respectively, compared to the 1.75% and 17.65%, respectively, that were reported for the fourth quarter of 2002.

Operating revenue for the fourth quarter 2003 was $6.9 million up 5% over the comparable quarter of the prior year. A decline in noninterest income was a result of lower residential mortgage originations as the level of interest rates lead to reductions in mortgage refinancing activities; however, this was more than offset by an increase in net interest income. Net interest income was $5.8 million, up 10% over the fourth quarter 2002 as the bank continued to benefit from the loan growth achieved in prior quarters.

“We continued to attract core deposits during the fourth quarter, most notably low cost demand deposits, and we continued to see improvement in our loan portfolio credit quality. This included the planned exits for certain of the bank’s identified weaker credits while at the same time successfully growing our portfolio with the addition of many new client relationships,” noted CEO Brown.

Year 2003 Highlights:

•	Achieved average loan and deposit growth of 20% and 21%, respectively, since December 31, 2002

•	Successfully opened the bank’s first office in the Portland financial district, the bank’s 10th full service office

•	Returned ROE and ROA to higher levels, more typical of PCBK’s historical performance

•	Successfully disposed of hospitality assets and improved overall credit quality of the entire loan portfolio

•	Paid a 4-for-3 stock split

•	Paid quarterly dividends of $0.27 (split-adjusted) a 12.5% increase over the prior year

•	Strengthened our executive team and Board by attracting talented individuals to join Pacific Continental

•	Selected for the third consecutive year as one of the “Top 100 Best Companies” to work for by the Oregon Business magazine, the highest ranking of any bank regardless of size

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Conference Call and Audio Webcast:

Pacific Continental Bank is offering a live conference call and audio Webcast for interested parties relating to its 2003 year end and fourth quarter results on Wednesday, January 21 at 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page. Alternatively, interested listeners can listen to the conference call by telephoning 773 756-4624 and providing the proper identifying information (pass code: “year end earnings”, leader: Hal Brown).

The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the presentation or Webcast should be directed to Michael Reynolds at 541 686-8685.

About Pacific Continental Bank

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation. The bank delivers its highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state’s two largest markets. Pacific Continental targets the deposit and lending needs of community-based businesses, professional service groups and not-for-profit organizations. The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its “Business of the Year” during 2002. Pacific Continental Bank continues to receive recognition for its corporate culture and work environment. Oregon Business magazine’s annual survey ranked Pacific Continental as the top rated bank to work for and Families in Good Company awarded the bank with its Quality Seal Award for employee flexibility in the workplace. More information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks provided to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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Pacific Continental Corporation

Consolidated Statements of Income

For the Years Ended

(Amounts in $ Thousands, except per share data)

	31-Dec-03	31-Dec-02
Interest income	$26,529	$24,226
Interest expense	$4,309	$4,537

Net interest income	$22,220	$19,689
Provision for loan losses	$900	$5,660
Noninterest income	$4,946	$4,200
Noninterest expense	$15,202	$12,594

Income before taxes	$11,064	$5,635
Taxes	$4,233	$2,181

Net income	$6,831	$3,454

Net income per share
Basic	$1.01	$0.52
Fully diluted	$0.99	$0.51

Outstanding shares at period end	6,789,787	6,720,597
Outstanding shares, year-to-date average (basic)	6,749,945	6,712,887
Outstanding shares, year-to-date average (diluted)	6,888,877	6,772,311

Consolidated Statements of Income

For the Quarters Ended

(Amounts in $ Thousands, except per share data)

	31-Dec-03	31-Dec-02
Interest income	$6,809	$6,442
Interest expense	$1,049	$1,183

Net interest income	$5,760	$5,259
Provision for loan losses	$100	$600
Noninterest income	$1,116	$1,301
Noninterest expense	$3,879	$3,329

Income before taxes	$2,897	$2,631
Taxes	$1,102	$1,025

Net income	$1,795	$1,606

Net income per share
Basic	$0.26	$0.24
Fully diluted	$0.26	$0.24

Outstanding shares, quarter average (basic)	6,778,767	6,717,147
Outstanding shares, quarter average (diluted)	6,972,994	6,799,431

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Pacific Continental Corporation

Financial Data and Ratios

(Amounts in $ Thousands, except for per share data)

	For Period End		For Quarter End
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Balance Sheet
Loans at period end	$356,077	$330,803
Allowance for loan losses at period end	$5,225	$4,403
Assets at period end	$425,799	$379,846
Deposits at period end	$356,099	$309,909
Stockholders’ equity at period end	$42,234	$36,698
Loans, average	$347,381	$288,773	$348,740	$320,320
Earning assets, average	$369,574	$305,737	$387,672	$333,030
Assets, average	$402,195	$337,258	$421,228	$364,831
Deposits, average	$329,157	$271,765	$351,109	$298,881
Stockholders’ equity, average	$39,758	$36,117	$41,756	$36,091

Financial Performance
Return on average assets	1.70%	1.02%	1.69%	1.75%
Return on average equity	17.18%	9.56%	17.05%	17.65%
Net interest margin	6.01%	6.44%	5.89%	6.27%
Efficiency ratio	55.96%	52.72%	56.41%	53.71%
Net income per share
Basic	$1.01	$0.52	$0.26	$0.24
Fully diluted	$0.99	$0.51	$0.26	$0.24

Loan Quality
Net loan charge offs	$268	$4,675	$163	$1,891

Non-accrual loans	$1,506	$6,176
90-day past due	$545	$359

Total nonperforming loans	$2,051	$6,535
Government guarantees on non-accrual and 90-day past due	$(233)	$(1,563)

Net nonperforming loans	$1,818	$4,972
Foreclosed properties	$411	$864

Total nonperforming assets, net of guarantees	$2,229	$5,836

Loan Quality Ratios
Non-accrual loans to total loans	0.42%	1.87%
Nonperforming assets to total assets	0.52%	1.54%
Allowance for loan losses to net nonperforming loans	287.40%	88.56%
Net loan charge offs to average loans	0.08%	1.62%
Allowance for loan losses to total loans	1.47%	1.33%

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